Exhibit 99.1

[GRAPHIC OMITTED][GRAPHIC OMITTED]      PRESS RELEASE




For additional information contact:

Terence R. Rogers
EVP and CFO
Ryerson Inc
773-788-3720
terence.rogers@ryerson.com



FOR IMMEDIATE RELEASE



                 Ryerson to Sell Joint Venture Interest in India


CHICAGO, IL - June 25, 2009 - Ryerson Inc. has reached an agreement with Tata Steel Ltd. to sell its 50 percent equity interest in Tata Ryerson Ltd. Founded in 1997 as a 50/50 joint venture between Tata Steel and Ryerson, Tata Ryerson has grown to become one of India's leading steel service centers. The transaction, subject to necessary clearances, is expected to be completed in July 2009.



About Ryerson Inc.

Ryerson Inc. is a leading distributor and processor of metals in North America and China. The Company services customers through a network of service centers across the United States, Canada and China.

About Platinum Equity
Platinum Equity (www.platinumequity.com) is a global M&A&O(R) firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed nearly 100 acquisitions with more than $27.5 billion in aggregate annual revenue at the time of acquisition.


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